Exhibit 10.1

SEPARATION AGREEMENT

This SEPARATION AGREEMENT (the “Agreement”), dated as of March 14, 2019 (the “Execution Date”) is made by and between XpresSpa Group, Inc. (formerly FORM Holdings Corp.) (the “Company”) and Edward Jankowski (“Executive”). Capitalized terms not herein defined shall have the definitions ascribed them in the Executive Employment Agreement between the Company and Executive, dated January 20, 2017 (the “Employment Agreement”).

WHEREAS, the Company and the Executive desire to provide for an amicable and mutually agreed separation in accordance with the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

1.           Separation of Employment. Executive’s employment with the Company and its affiliates terminated effective as of the close of business on February 13, 2019 (the “Separation Date”) in a separation that the Company and Executive acknowledge and agree qualifies Executive for Separation Benefits under the Employment Agreement. As of the February 8, 2019, Executive shall be deemed to have resigned (and hereby memorializes such resignation) from each and every other office, position or responsibility in which Executive served for the Company and each of its respective affiliates, subsidiaries or divisions, including, without limitation, Executive’s position as a member of the Board of Directors of the Company (the “Board”) and its subsidiaries. Executive acknowledges that from and after the Separation Date, Executive shall have no authority to, and shall not represent himself as a current employee or director of the Company.

2.           Separation Benefits. Executive shall be paid the Accrued Obligations through the Separation Date. Further, in exchange for the promises set forth in this Agreement and provided that Executive executes this Agreement (including the Release of Claims herein) and provided that this Agreement becomes irrevocable, the Company agrees to pay or provide to Executive the compensation and benefits (the “Separation Benefits”) described in Section 9(g) of the Employment Agreement, in accordance with the terms and conditions of the Employment Agreement. For the avoidance of doubt, those Separation Benefits are described on Exhibit A hereto. Payments and benefits hereunder are not subject to mitigation or offset. Executive acknowledges and agrees that the Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including, without limitation, to consequences related to Section 409A of the Code. In no event whatsoever will the Company be liable for any additional tax, interest or penalties that may be imposed on the Executive under Section 409A of the Code.

3.           Continuing Obligations. Executive will continue to be subject to and comply with the Non-Disclosure and Non-Solicitation Agreement between Executive and the Company, dated as of the date hereof (the “NDA”), an executed copy of which is attached hereto as Exhibit B, and the obligations set forth in Section 10 of the Employment Agreement and that the Executive’s obligations set forth in the NDA and Employment Agreement shall continue to apply pursuant to its terms following the Separation Date.

4.           No Disparagement.

(a)            The Executive will not make public statements or communications that would libel, slander, disparage, denigrate, ridicule or criticize the Company or any of its businesses, services, products, affiliates or current, former or future directors and named executive officers (in their capacity as such).

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(b)            Similarly, the Company shall not make, or cause to be made and shall direct those executive officers and members of the Board (while such officers and members are in the Company’s or its affiliates’ service) not to make, any statement, observation or opinion, or communicate any information (whether oral or written) which would or could disparage the Executive’s reputation or otherwise libel, slander, denigrate, ridicule or criticize Executive or any of his controlled entities. Executive acknowledges that the “Company” in this Section 4(b) refers to statements made by the Company’s named executive officers and the members of the Board. The Executive acknowledges that the Company cannot control or direct the speech of its non-managerial employees or third parties.

(c)            Notwithstanding anything in this Section to the contrary, this Section shall have no application to any statement, evidence or testimony either party is compelled to provide by any court or government agency or to any statement the Executive or the Company is required to make to comply with federal and state securities laws.

5.           Executive’s Release of Claims.

(a)                In consideration for the Separation Benefits, Executive, individually and on behalf of Executive’s heirs, executors, administrators, attorneys or representatives, successors and assigns, hereby voluntarily, knowingly and willingly releases and forever discharges the Company and each of its parents, subsidiaries and affiliates, together with each of the foregoing entities’ respective owners, principals, partners, officers, directors, employees, agents, members, managers, attorneys, employee benefits plans and such plans’ administrators, fiduciaries, trustees, record keepers and service providers, and each of their respective predecessors, successors, and assigns (hereinafter collectively referred to as the “Company Releasees”) from any and all rights, claims, charges, actions, causes of action, complaints, grievances, sums of money, suits, debts, covenants, contracts, agreements, promises, obligations, damages, demands or liabilities of every kind whatsoever, in law or in equity, whether known or unknown, suspected or unsuspected (collectively, “Claims”) which Executive or Executive’s executors, administrators, successors or assigns ever had, now have or may hereafter claim to have by reason of any matter, cause or thing whatsoever, arising from the beginning of time up to the Execution Date including, but not limited to (1) any such Claims relating in any way to Executive’s employment relationship with the Company or any other Company Releasee, or the termination thereof, (2) any Claims arising under any agreement between the Company and Executive (including, without limitation, the Employment Agreement), and (3) any such Claims arising under any federal, local or state statute or regulation, including, without limitation: the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act; Title VII of the Civil Rights Act of 1964; the Americans with Disabilities Act of 1990; the Lilly Ledbetter Fair Pay Act; the Genetic Information Non-Discrimination Act; the Employee Retirement Income Security Act of 1974; the Rehabilitation Act of 1973; the Family and Medical Leave Act of 1993, as amended in 2009; the Civil Rights Act of 1866; the Civil Rights Act of 1872; and the Fair Labor Standards Act; and any state or local laws governing the same subject matter, and any other federal, state, or local law prohibiting discrimination and/or harassment on the basis of race, color, age, religion, sexual orientation, religious creed, sex, national origin, ancestry, alienage, citizenship, nationality, mental or physical disability, denial of family and medical care leave, medical condition (including cancer and genetic characteristics), marital status, military status, gender identity, harassment or any other basis prohibited by law; provided, however, that notwithstanding the foregoing, nothing contained in this Section shall in any way diminish or impair: (A) any rights Executive may have to vested benefits under employee benefit plans; (B) Executive’s right to enforce this Agreement or in respect of the Accrued Obligations; (C) any Claims Executive may have that cannot be waived under applicable law, such as unemployment benefits, workers’ compensation and disability benefits; (D) any Claims or rights to indemnification, contribution, exculpation and insurance coverage as an officer, director, or employee of the Company or its affiliates and predecessors or successors, as provided under the Company’s organizational documents, indemnification agreements (including, without limitation, Indemnification Agreement dated as of the date hereof (an executed copy of which is attached hereto as Exhibit C) and/or any insurance policies providing for such rights (all of which shall survive the Separation Date for so long as is necessary to cover the applicable period of Executive’s service, and shall not be any less favorable to Executive than any other executive officer or director of the Company or its affiliates or their respective predecessors or successors); (E) rights in respect of vested equity or equity awards Executive (or his affiliates, estate planning trusts, and/or family members) holds as of the date hereof (whether vested under any Company plan or purchased) in accordance with applicable governing documents, (F) rights as a shareholder in connection with Executive’s equity ownership; or (G) rights to enforce or challenge the validity of this Agreement (collectively, the “Excluded Claims”).

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(b)                Executive represents and warrants that, except with respect to the Excluded Claims and Accrued Obligations, the Company and other Company Releasees have fully satisfied any and all obligations whatsoever owed to Executive arising out of Executive’s employment with Company or any other Company Releasee, and that no further payments or benefits are owed to Executive by the Company or any other Company Releasee. Executive has reported all hours worked to the Company and has been paid and has received all compensation, including all wages, overtime, bonuses, incentive compensation, commissions, equity grants, benefits, sick pay, vacation pay, or other compensation or payments or form of remuneration of any kind or nature, as well as reimbursement for all reasonable and necessary business, travel and entertainment expenses incurred on behalf of the Company.

(c)                Executive further understands and agrees that, except for the Excluded Claims, Executive has knowingly relinquished, waived and forever released any and all rights to any personal recovery in any action or proceeding that may be commenced on Executive’s behalf arising out of the aforesaid employment relationship or the termination thereof, including, without limitation, claims for back pay, front pay, liquidated damages, compensatory damages, general damages, special damages, punitive damages, exemplary damages, costs, expenses and attorneys’ fees.

(d)                As a condition of the Company entering into this Agreement, Executive further represents that Executive has not filed against the Company or any of the other Company Releasees, any complaints, claims or lawsuits with any court, administrative agency or arbitral tribunal prior to the date hereof, and that Executive has not transferred to any other person any such complaints, claims or lawsuits.

(e)                In consideration of Executive’s release of claims set forth in this Agreement and for good and other valuable consideration set forth herein which the parties acknowledge and agree, the Company, on its behalf and on behalf of its parents, subsidiaries and affiliates, together with each of the foregoing entities’ respective owners, principals, partners, officers, directors, employees, agents, members, managers, attorneys, employee benefits plans and such plans’ administrators, fiduciaries, trustees, record keepers and service providers, and each of their respective predecessors, successors, and assigns (collectively, the “Releasing Parties”), voluntarily, knowingly, and willingly releases and forever discharges Executive and his heirs and each of his heirs, executors, administrators, attorneys or representatives, successors and assigns from any and all Claims and such other claims and rights of any nature whatsoever that the Releasing Parties now have, may have, or in the future may have against Executive; provided, however, the foregoing release shall not waive any claims the Releasing Parties may have against Executive arising from or related to: (i) Executive’s breach of this Agreement; (ii) Executive’s illegal or material bad faith acts; and (iii) any claims for which Executive would not be eligible for indemnification under the Indemnification Agreement, applicable law, or the Company’s governing documents. The Company acknowledges that as of the date hereof, the Company is not aware of any illegal or material bad faith acts of Executive or any claims described in (iii) hereof.

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(f)                 Without limiting the rights and obligations set forth in the Indemnification Agreement, and in addition thereto, the Company agrees to hold harmless and indemnify the Executive to the fullest extent authorized or permitted by the provisions of the Charter, the Bylaws and the DGCL (each as defined in the Indemnification Agreement), as the same may be amended from time to time (but, only to the extent that such amendment permits the Company to provide broader indemnification rights than the Charter, the Bylaws or the DGCL permitted prior to adoption of such amendment) and on the same terms and conditions on which the Company indemnifies its current directors and officers. The Company shall continue to maintain directors and officers insurance coverage, and will not seek any exclusion for past directors and officers, including Executive.

6.             Cooperation. Except as described in the preceding Section, Executive agrees to reasonably cooperate with the Company in connection with any action, suit, or proceeding, whether or not by or in the right of the Company and whether civil, criminal, administrative, investigative or otherwise (other than actions, suits or proceedings, where Executive and the Company or its affiliates are adverse). The Company’s request for “reasonable cooperation” shall take into consideration Executive’s personal and business commitments and the amount of notice provided to Executive by the Company. The Company will reimburse the Executive for reasonable out-of-pocket expenses that the Executive incurs in providing any requested cooperation, so long as the Executive provides advance written notice to the Company of the Executive’s request for reimbursement and provides satisfactory documentation of the expenses.

7.             Whistleblower. Nothing in Sections 4, 5, or 6 or in any other agreement between the parties shall prohibit the Executive from reporting possible violations of law or regulation to or filing charges with any governmental agency or entity including but not limited to the United States Department of Justice, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, any Inspector General, or any similar state or local agency, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. The Executive does not need the prior authorization of the Company to make any such reports or disclosures and the Executive is not required to notify the Company that the Executive has made such reports or disclosures. Executive understands that by signing this Agreement, Executive waives the right to any monetary recovery in connection with a local, state or federal governmental agency proceeding and Executive waives the right to file a claim seeking monetary damages in any court, administrative agency or arbitral tribunal. Notwithstanding the foregoing, nothing in this Agreement prohibits Executive from seeking or obtaining a whistleblower award from the Securities and Exchange Commission (and not the Company Releasees) pursuant to Section 21F of the Securities Exchange Act of 1934, as amended.

8.             Breach. If Executive materially breaches or threatens to materially breach any of Executive’s promises in Sections 3, 4, 5, or 6 of this Agreement, or if any representation made by Executive in this Agreement was knowingly false when made, Executive agrees that the Company shall be entitled to seek appropriate injunctive relief and that Executive (a) will forfeit all right to future benefits paid in consideration for the breached promise, including, without limitation, the Separation Benefits and (b) must repay all cash Separation Benefits (less $1,000) previously received on an after-tax basis for such promise upon a determination by a court of competent jurisdiction of material breach in a final non-appealable order. If either party to this Agreement breaches or threatens to breach this Agreement, and the other party prevails in a suit or claim enforcing this Agreement (or settles such a claim), then the prevailing party shall reimburse the other party for 100% of his or its legal fees.

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9.           Entire Agreement and Amendment. This Agreement (together with the Employment Agreement as referenced) embodies the entire agreement and understanding of the parties hereto in respect of the subject matter of this Agreement. This Agreement may be amended only by a written document signed by both parties to this Agreement. This Agreement shall be binding upon and inure to the benefit of Executive and the Company and their respective successors and assigns. No party may assign this Agreement without the prior written consent of the other, except to an unrelated thirty party purchaser on arm’s length basis of all or substantially all of the assets of the Company and its affiliates, which purchaser expressly assumes this Agreement and the obligations hereunder.

10.         Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Agreement to the substantive law of another jurisdiction, and any action brought hereunder shall be brought in a court of competent jurisdiction in the State of New York. The Company and the Executive do hereby submit to personal jurisdiction of the federal and state courts located in the State of New York for purposes of any action brought hereunder. The undersigned hereby WAIVE ALL RIGHTS TO TRIAL BY JURY.

11.         Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement will not become effective or enforceable until each of the Company and Executive has executed this Agreement.

12.         Severability. If any section, subsection or provision hereof is found for any reason whatsoever to be invalid or inoperative, that section, subsection or provision shall be deemed severable and shall not affect the force and validity of any other provision of this Agreement. If any covenant herein is determined by a count to be overly broad thereby making the covenant unenforceable, the parties agree and it is their desire that such court shall substitute a reasonable judicially enforceable limitation in place of the offensive part of the covenant and that as so modified the covenant shall be as fully enforceable as if set for the herein by the parties themselves in the modified form.

13.         Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if sent in accordance with the notice provisions set forth in the Employment Agreement.1

14.         Warranties. By signing this Agreement, Executive acknowledges the following:

(a)                Executive has carefully read and understands this Agreement;

(b)                The Company advised Executive to consult with an attorney, Executive did consult with an attorney, and reviewed this Agreement in its final form;

(c)                Executive has been given twenty-one (21) days to consider Executive’s rights and obligations under this Agreement and to consult with an attorney about both;

(d)                Executive understands that this Agreement is legally binding and by signing it Executive gives up certain rights;

(e)                Executive has voluntarily chosen to enter into this Agreement and has not been forced or pressured in any way to sign it;

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1        Austin S. Lilling, Esq. address has been changed to Stroock & Stroock & Lavan LLP, 180 Maiden Lane, New York, NY 10038, alilling@stroock.com

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(f)                 Executive has seven (7) days after Executive signs this Agreement to revoke it by notifying the Company in writing. This Agreement will not become effective or enforceable until this seven (7) day revocation period has expired (such date, the “Effective Date”); and

(g)                This Agreement includes a waiver of all rights and claims Executive may have under the Age Discrimination in Employment Act of 1967 (29 U.S.C. §621 et seq.).

[Signature Page Follows]

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IN WITNESS WHEREOF the parties have executed this Agreement on the date first set forth above.

XpresSpa Group, Inc.

By:	/s/ Bruce Bernstein
Name: Bruce Bernstein
Title: Chairman of the Board of Directors

EXECUTIVE:

/s/ Edward Jankowski
Edward Jankowski

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EXHIBIT A

•	$375,000 payable in substantially equal installments in cash commencing on the Company's next regular payroll date following the Effective Date, provided, that the first payroll date payment will include all payments payable from the Separation Date through and including the payroll date, with the remainder of the installments being paid on the regular payroll schedule. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other required deductions; and

•	COBRA continuation coverage paid in full (directly to the insurer, or if paid for by Executive, then reimbursement to Executive on a tax neutral basis) by the Company, so long as Executive has not become actually covered by the medical plan of a subsequent employer during any such month and is otherwise entitled to COBRA continuation coverage, with such payments for up to a maximum of twelve (12) months following the Separation Date.

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EXHIBIT B

NDA

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EXHIBIT C

INDEMNIFICATION AGREEMENT

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